Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
T3 MOTION, INC.
     T3 Motion, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”):
DOES HEREBY CERTIFY:
     1. That the Certificate of Incorporation of the Corporation be amended by inserting the following text at the end of Article Four thereof so that such text shall be and read as follows:
     “Reverse Stock Split. Each ten (10) issued and outstanding share of Common Stock as of the date and time immediately preceding the filing of this Certificate of Amendment (the “Split Effective Date”), shall be combined and converted automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock, as applicable. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall round up to the next whole share. Each holder of record of a certificate which immediately prior to the Split Effective Date represents outstanding shares of Common Stock (the “Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate (the “New Certificates”) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificates so surrendered are exchangeable rounded up to the next whole share of Common Stock. From and after the Split Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.”
     2. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the above-mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable.
     3. That this amendment was duly authorized by the holders of a majority of the voting stock of the Corporation entitled to vote at a duly authorized meeting of the stockholders of the Corporation. Said amendment was duly adopted in accordance with the provisions of the General Corporation Law.
          IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 13th day of May 2011.

T3 MOTION, INC.
By:	/s/ Ki Nam
Ki Nam, Chief Executive Officer